Exhibit 10.26

Legacy Reserves LP
Long-Term Incentive Plan

Form of Grant of Phantom Units Under Subjective Component of Long-Term Equity Incentive Compensation

Grantee:
Grant Date:

1.
Grant of Phantom Units. Legacy Reserves LP (the “Partnership”) hereby grants to you ________ Phantom Units under the Amended and Restated Legacy Reserves LP Long-Term Incentive Plan (the “Plan”) on the terms and conditions set forth herein and in the Plan, which is attached hereto as Appendix A and is incorporated herein by reference as a part of this Agreement. A Phantom Unit is a notional Unit of the Partnership that is subject to the forfeiture and non-transferability provisions set forth below in this Agreement. Each Phantom Unit granted to you also includes a tandem Distribution Equivalent Right (“DER”), which provides that when the Partnership makes a cash distribution with respect to a Unit, an amount of cash with respect to each of your Phantom Units equal to the amount of the quarterly distribution paid on such Unit will be accrued and on each vesting date, such accrued amounts will be payable to you with respect to the number of your Phantom Units actually vested. The terms of this Agreement are set forth below. In the event of any conflict between the terms of this Agreement and the Plan, the Plan shall control. Capitalized terms used in this Agreement but not defined herein shall have the meanings ascribed to such terms in the Plan, unless the context requires otherwise.

2.
Regular Vesting. Except as otherwise provided in Section 3 below, the Phantom Units granted pursuant to this Agreement under the subjective or service-based component of equity-based incentive compensation shall vest over a three-year period in accordance with the following schedule:

Cumulative Vested
Vesting Date	Vesting Units	Units

Your “employment with the Partnership” (as defined in Section 3), or any of its Affiliates, as the case may be (the “Employer”), must be continuous from the Grant Date through the applicable vesting date in order for the Phantom Units to become vested under the provisions of this Agreement.

3.	Events Occurring Prior to Regular Vesting.

(a)
Death or Disability. If your “employment with the Employer” (as defined below in this Section 3) terminates as a result of your death or you become disabled (within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended and in effect from time to time (the “Code”)), the Phantom Units automatically will become fully vested.

(b)
Termination by the Employer other than for Cause. If your “employment with the Employer” (as defined below in this Section 3) is terminated by the Employer for any reason other than “Cause” (as defined below in this Section 3), as determined by the Employer, the Phantom Units then held by you automatically will become fully vested.

(c)
Other Terminations. Except as provided in Section 2 hereof, if your “employment with the Employer” (as defined below in this Section 3) should terminate for any reason other than as provided in Sections 3(a) and (b) above, all unvested Phantom Units then held by you automatically shall be forfeited and cancelled without payment upon such termination. Upon vesting or forfeiture of a Phantom Unit, the tandem DER, along with any associated accrued distribution of cash with respect to the tandem DER, shall automatically be cancelled without payment.

(d)	Change of Control. All outstanding Phantom Units held by you automatically shall become fully vested upon a Change of Control.

For purposes of this Section 3, “employment with the Employer” or “employment with the Partnership” shall include being an employee of or a director (or equivalent) or consultant to the Partnership or an Affiliate.
For purposes of this Section 3, “Cause” means any of the following:

(i) the Grantee’s conviction of, or plea of nolo contendere to, any felony or to any crime or offense causing substantial harm to any of the Partnership or its direct or indirect subsidiaries (whether or not for personal gain) or involving acts of theft, fraud, embezzlement, moral turpitude or similar conduct;

(ii) the Grantee’s repeated intoxication by alcohol or drugs during the performance of his duties;

(iii) malfeasance in the conduct of Grantee’s duties, including, but not limited to, (A) willful and intentional misuse or diversion of any of the Partnerships’ or its subsidiaries’ funds, (B) embezzlement or (C) fraudulent or willful and material misrepresentations or concealments on any written reports submitted to any of the Partnership or its subsidiaries;

(iv) the Grantee’s material failure to perform the duties of the Grantee’s employment consistent with his position, or material failure to follow or comply with the reasonable and lawful written directives of the Board;

(v) a material breach of the Grantee’s employment agreement; or

(vi) a material breach by the Grantee of written policies of the Partnership concerning employee discrimination or harassment.

4.	Payment Upon Vesting of Phantom Units and Payment of Amounts Due Under DERs.

(a)
Subject to the tax withholding requirements of Section 5 below, not later than seventy-four (74) days following the date on which a Phantom Unit vests hereunder, the Partnership shall mail or otherwise deliver to you, in book-entry form, a Unit in respect of each Phantom Unit then vested.  Subject to any tax withholding requirements of Section 5 below, not later than seventy-four (74) days following any date on which a Phantom Unit vests hereunder, the Partnership shall mail or otherwise deliver to you, in a single lump sum in cash in respect of each DER granted in tandem with a Phantom Unit, an amount of cash equal to all accrued cash distributions on such Unit.

(b)
Notwithstanding the preceding provisions of Section 4(a), to the extent that (i) the limitations (set forth in Code Section 409A and regulations or other regulatory guidance issued thereunder) on payments to specified employees, as defined in Code Section 409A and regulations or other regulatory guidance issued thereunder, apply to you and (ii) at any time prescribed under Code Section 409A and regulations or other regulatory guidance issued thereunder, you are a key employee, as defined in Code Section 416(i) without regard to paragraph 5 thereof, except to the extent permitted under Code Section 409A and regulations or other regulatory guidance issued thereunder, no distribution or payment that is subject to Code Section 409A shall be made under this Agreement on account of your separation from service, as defined in Code Section 409A and the regulations or other regulatory guidance issued thereunder, with the Employer (at any time when you are deemed under Code Section 409A and regulations or other regulatory guidance issued thereunder to be a specified employee, as defined in Code Section 409A and regulations or other regulatory guidance issued thereunder, and any equity interest of the Employer is publicly traded on an established securities market or otherwise) before the date that is the first day of the month that occurs six (6) months after the date of your separation from service

(or, if earlier, your date of death or any other date permitted under Code Section 409A and regulations or other regulatory guidance issued thereunder).

5.
Withholding of Tax. Any amount payable pursuant to Section 4 shall be subject to collection by the Partnership or an Affiliate, as applicable, of all applicable federal, state and local income and employment taxes required to be withheld in respect of such amount.

6.	No Rights as a Unitholder. You shall not be, or have any of the rights or privileges of, a unitholder of the Partnership with respect to any Phantom Unit.

7.
Limitations Upon Transfer. All rights under this Agreement shall belong to you alone and may not be transferred, assigned, pledged, or hypothecated by you in any way (whether by operation of law or otherwise), other than by will or the laws of descent and distribution and shall not be subject to execution, attachment, or similar process. Upon any attempt by you to transfer, assign, pledge, hypothecate, or otherwise dispose of such rights contrary to the provisions in this Agreement or the Plan, or upon the levy of any attachment or similar process upon such rights, such rights shall immediately become null and void.

8.	Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Partnership and upon any person lawfully claiming under you.

9.
Rights of Grantee. Any benefits payable under Section 4 of this Agreement shall be provided from the general assets of the Partnership or an Affiliate, as applicable. The Grantee’s rights hereunder shall not rise above those of a general creditor of the Partnership or an Affiliate, as applicable.

10.
Entire Agreement and Amendment. This Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to the Phantom Units and DERs, and any associated accrued distributions of cash with respect to the DERs, granted hereby. Without limiting the scope of the preceding sentence, all prior understandings and agreements, if any, among the parties hereto relating to the subject matter hereof are hereby null and void and of no further force and effect. Any modification of this Agreement shall be effective only if it is in writing and signed by both you and an authorized officer of the Company.

11.
Notices. Any notices given in connection with this Agreement shall, if issued to Grantee, be delivered to Grantee’s current address on file with the Partnership, or if issued to the Partnership, be delivered to the Partnership’s principal offices.

12.
Execution of Receipts and Releases. Any payment of cash or property to Grantee, or to Grantee’s legal representatives, heirs, legatees or distributees, in accordance with the provisions hereof, shall, to the extent thereof, be in full satisfaction of all claims of such persons hereunder. The Partnership may require Grantee or Grantee’s legal representatives, heirs, legatees or distributees, as a condition precedent to such payment or issuance, to execute a release and receipt therefor in such form as it shall determine.

13.	Governing Law. This grant shall be governed by, and construed in accordance with, the laws of the State of Texas, without regard to conflicts of laws principles thereof.

Legacy Reserves LP		Grantee

By:	Legacy Reserves GP, LLC, its General Partner

By:		By:

Name:		Name:

Title:		Title:

APPENDIX A

AMENDED AND RESTATED
LEGACY RESERVES LP
LONG-TERM INCENTIVE PLAN